SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2010

PROGREEN PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25429	59-3087128
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

380 North Old Woodward Ave., Suite 226, Birmingham, MI	48009
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (248) 530-0770

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

The following table sets forth the sales of unregistered securities since the Company’s last reported sales of unregistered securities in our SEC filings.

			Principal	Total Offering Price/
Date	Title and Amount (1)	Purchaser	Underwriter	Underwriting Discounts

June 1, 2010	39,100,684 shares of common stock.	EIG Venture Capital, Ltd.	NA	$400,000/NA

Item 7.01	Regulation FD Disclosure.

On July 22, 2009, we entered into a Subscription Agreement (the “Agreement”) with EIG Venture Capital, Ltd. (“EIG”), an investment fund controlled by Jan Telander, our Chief Executive Officer and controlling stockholder, for the sale by the Company to EIG of an aggregate of  97,751,710 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), at a fixed price of $0.01023 per share, in three tranches. On May 11, 2010, EIG completed its purchase of the Phase II tranche  of 43,108,504 shares of Common Stock for a total purchase price of $441,000, by the payment to the Company of $390,000 for 38,123,167 shares of Common Stock with, pursuant to a December 1, 2009 Amendment to the Agreement, interest in the amount of $18,752, representing interest at the rate of 13.5% per annum on the unpaid balance of the Phase II subscription from December 31, 2009 (the date by which the Phase II tranche was required to be completed under the Agreement) to May 11, 2010.

On June 1, 2010, EIG purchased 39,100,684 shares of the Phase III final tranche under the Agreement for $400,000. The Phase III tranche consists of 48,875,855 shares of Common Stock for a total purchase price of $500,000 to be purchased by EIG on or before July 16, 2010.

SIGNATURES

Pursuant to the  requirements of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

PROGREEN PROPERTIES, INC.

Dated: June 1, 2010	By:	/s/ Jan Telander
Jan Telander, Chief Executive Officer